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                                                                   EXHIBIT 10.56

                              MANAGEMENT AGREEMENT


     This Management Agreement ("Agreement") is made and entered into as of the 31st day of May, 2000 (the "Effective Date"), by and among Mrs. Fields' Original Cookies, Inc. ("Mrs. Fields"), a Delaware corporation, TCBY Holding Company, Inc., a Delaware corporation ("Holding"), and TCBY Systems, LLC, a Delaware limited liability company ("Systems" and, together with Holding, "TCBY"). Mrs. Fields, on the one hand, and TCBY, on the other hand, shall each be considered a "Party." Unless the context otherwise requires, references in this Agreement to Systems shall be deemed to include the subsidiaries of Systems.

                                R E C I T A L S
                                - - - - - - - -

A. Mrs. Fields is engaged in the business of owning, operating and franchising retail fast food stores, and possesses certain valuable management, administrative and operational skills, experience and resources relating to such business operations.

B. Systems, directly or through one or more affiliated or subsidiary entities, is engaged in the business of distributing and selling yogurt, ice cream, frozen novelty products, foodstuffs and other products through franchised retail fast food stores, non-traditional locations and grocery stores, the business, operations and affairs of which are hereinafter referred to as the "Business."

C. Upon the terms and subject to the conditions contained herein, TCBY desires to engage Mrs. Fields to manage and operate the Business and Mrs. Fields desires to accept such engagement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.   Definitions.
     -----------

     1.1  "Acquisition Advisory Fee" has the meaning set forth in Section 5.1.

     1.2 "Acquisition Transactions" means the transactions pursuant to which, as of the Effective Date, Capricorn Investors III, L.P. acquired a controlling
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          interest in TCBY and CI Merger Co. merged with and into
          TCBY Enterprises, Inc.

     1.3 "Americana" means, collectively, Americana Foods Limited Partnership, a Texas limited partnership, together with the general and limited partners thereof.

     1.4  "Americana Mortgage" has the meaning set forth in Exhibit B hereto.

     1.5  "Americana Sale" has the meaning set forth in Section 5.5.

     1.6  "Americana Sale Advisory Fee" has the meaning set forth in Section
          5.5.

     1.7  "Annual Plan" has the meaning set forth in Section 4.2.

     1.8  "Auditors" has the meaning set forth in Section 2.2.19.

     1.9  "Board" has the meaning set forth in Section 2.2.9.

     1.10 "Business" has the meaning set forth in Recital B.

     1.11 "Cost Savings" means any of the following attributable to the Parties' joint purchasing of Ingredients, Supplies and Services: (i) any reduction in the unit costs of the Ingredients, Supplies and Services, excluding price fluctuations, (ii) any reduction in packaging, handling, distribution, shipping or freight costs relating to the Ingredients, Supplies and Services, and (iii) any rebates or incentives, or any increases in rebates or incentives, received by any Party relating to the Ingredients, Supplies and Services; provided, that the foregoing shall be documented, including by seeking alternative bid information, in a manner that is reasonable under the circumstances.

     1.12 "Effective Date" means June 1, 2000.

     1.13 "Excluded Services" has the meaning set forth in Section 2.3.

     1.14 "First Annual Plan" has the meaning set forth in Section 4.6.

     1.15 "Ingredients, Supplies and Services" has the meaning set forth in
          Section 2.5.

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     1.16 "Indemnified Parties" has the meaning set forth in Section 10.

     1.17 "Initial Period" has the meaning set forth in Section 3.

     1.18 "Management Fee" means the management fee set forth in the applicable Annual Plan, inclusive of SG&A Expenses and consideration for Services to be performed by Mrs. Fields pursuant to this Agreement, all as set forth in the applicable Annual Plan, subject to adjustment as required by Section 5; provided, that (x) the Management Fee shall be calculated in accordance with the guidelines set forth in Section 4.3 and (y) the annual Management Fee for a given fiscal year may not exceed by more than 10% the annual Management Fee for the immediately preceding fiscal year unless consented to in writing by Wells Fargo Bank, N.A. as agent for and on behalf of the Senior Lenders.

     1.19 "Senior Debt" means the indebtedness and other obligations outstanding under the Credit Agreement, dated as of the date hereof, by and among Systems, as borrower, Wells Fargo Bank, N.A., as agent and lender, other lenders and certain other parties.

     1.20 "Senior Lenders" means the lenders (together with their successors and assigns) under the Senior Debt.

     1.21 "Senior Loan Documents" means the Credit Agreement under which the Senior Debt is outstanding, together with the Loan Documents (as defined therein).

     1.22 "Services" has the meaning set forth in Section 2.2.

     1.23 "Severance Expenses" has the meaning set forth in Section 8.5.

     1.24 "SG&A Expenses" means TCBY's selling, general and administrative expenses incurred in connection with the operation of the Business as defined by Generally Accepted Accounting Principles in the United States. For purposes of this Agreement, SG&A Expenses shall not include (A) any federal, state or other jurisdictional income tax, interest or penalty assessed to or payable by TCBY, (B) any indebtedness or interest, fees, premium, indemnification or other amounts paid in respect of indebtedness, (C) any cost or expense excluded as a part of SG&A Expenses pursuant to this Agreement or any Annual Plan, (D) any capital

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          expenditures to be made on behalf of TCBY pursuant to any Annual Plan,
          (E) depreciation or amortization of any kind, (F) any management or other fees payable to Mrs. Fields hereunder, (G) any cost or expense for which direct payment by TCBY or reimbursement by TCBY to Mrs. Fields is required by this Agreement, (H) any indemnifi cation payments, or reimbursement for costs and attorneys' fees, which may be required to be made by TCBY under Section 2.6.2, 10 or 11.4, (I) any payments to be made by TCBY in connection with the Acquisi tion Transactions as set forth in the Flow of Funds Memo attached as Exhibit B hereto or pursuant to the financing or advisory agreements or arrangements entered into by TCBY in connection therewith, (J) any amount associated with Cost Savings required to be paid by TCBY to Mrs. Fields and (K) without limiting the generality of the foregoing, any cost or expense of Americana Foods Limited Partnership or its two partners (including, without limitation, in connection with the Americana Sale but not treating the Americana Sale Advisory Fee as such a cost or expense), all such costs and expenses to be paid directly or reimbursed by Americana Foods Limited Partnership or its two partners.

     1.25 "Store Matrix" has the meaning set forth in Section 4.2.1.

2    Manager's Engagement and Services.
     ---------------------------------

     2.1  Engagement.  Pursuant to the terms of this Agreement, as of the
          ----------
          Effective Date, TCBY hereby engages Mrs. Fields as the sole and exclusive agent to manage and operate the Business on a day-to-day basis and to render the Services related thereto, and Mrs. Fields hereby accepts such engagement and agrees to perform the Services. During the term of this Agreement, provided that Mrs. Fields is properly performing all of its obligations under this Agreement, TCBY shall not engage, whether as an employee, officer or independent contractor, any other person or entity to manage or operate the Business or render such Services.

     2.2  Services To Be Performed By Manager.  In accordance with the
          -----------------------------------
          objectives of any Annual Plan adopted pursuant to Section 4 below, and subject to the limitations of any such Annual Plan and to the provisions of this Agreement, Mrs. Fields shall have the duty to perform on a continuous and on-going basis, and is hereby granted the authority to perform or cause to be performed, the services listed below for the day-

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          to-day management, conduct and administration of the Business
          (collectively, the "Services"), including without limitation those listed in Sections 2.2.1 through 2.2.28 below. Mrs. Fields shall have no obligation to perform any of the Excluded Services described in
          Section 2.3 below.

          2.2.1 The determination, establishment and maintenance of adminis trative, operating, accounting, financial, legal, employment, training, marketing and other standards, policies and procedures;

          2.2.2 The present and future licensing and management of TCBY's franchises, subfranchises and development rights, including without limitation, the termination of franchise, subfranchise and development rights as determined by Mrs. Fields;

          2.2.3 The negotiation, preparation, execution, administration and performance of all contracts and agreements relating to the day-to-day operations of the Business;

          2.2.4 The preparation of all disclosure documents pertaining to the conduct of TCBY's Business and affairs;

          2.2.5 The development of domestic and international markets for TCBY franchises and subfranchises, the opening of new TCBY-franchised stores and the development of new products and inventory related thereto;

          2.2.6 The development and conduct of marketing and advertising activities of TCBY;

          2.2.7 Subject to the applicable Annual Plan, the purchase of or entering into of contracts and agreements for any equipment, supplies or services that Mrs. Fields deems required or desirable for the operation of the Business, and, as appropriate, any sale, disposal or termination thereof;

          2.2.8 The establishment and maintenance of accurate books of account, corporate records and business records reflecting the results of the operations of the Business, and any records as are required by statute or by any governmental agency with jurisdic-


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                  tion over TCBY or its subsidiaries, all of which may be exam ined by authorized representatives of TCBY at all reasonable times;

          2.2.9 Counseling TCBY in connection with policy decisions to be made by the Board of Directors of TCBY (the "Board");

          2.2.10 Customary efforts acting as TCBY's collection agent to collect on behalf of TCBY all royalties, fees and income payable to TCBY in connection with the operation of the Business, and the deposit of the same in segregated accounts established and maintained solely for TCBY in accordance with Section 2.7 below;

          2.2.11 The payment of TCBY's SG&A Expenses, subject to the terms and conditions of this Agreement;

          2.2.12 The making of capital expenditures in accordance with an Annual Plan provided that all such expenditures shall not constitute SG&A Expenses under this Agreement and shall be promptly reimbursed by TCBY to Mrs. Fields unless, at Mrs. Fields' request, such expenditures are funded in advance by TCBY;

          2.2.13 The provision of notices to, and correspondence with, the franchisees, subfranchises, area developers, vendors, suppliers, officers, directors, employees and agents of TCBY;

          2.2.14 The provision, or arrangements for the provision, of legal, financial, tax and accounting services required by the Board , Mrs. Fields or third parties relating to the operation of the Business;

          2.2.15 The payment and discharge, when due, from TCBY's funds, but not from any management or other fee payable to Mrs. Fields, of any and all indebtedness and obligations owed by or relating to TCBY, except such as TCBY or Mrs. Fields may in good faith decide to contest or as to which a bona fide dispute may arise and the payment, of any penalty or interest due in connection therewith; provided that any such payments made pursuant to

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                  this Section 2.2.15 shall not constitute SG&A Expenses for purposes of this Agreement;

          2.2.16 The maintenance and keeping in force of insurance of the types and in amounts customarily carried in lines of business similar to the TCBY's business and in accordance with the provisions of the Senior Loan Documents, including but not limited to fire, extended coverage, public liability, damage and workers' compensation, carried in companies and in amounts satisfactory to Mrs. Fields;

          2.2.17 The provision of written notice to TCBY of: (a) any litigation pending or threatened against TCBY; (b) the occurrence of any breach or default in the payment or performance of any obliga tion owing by TCBY to any person or entity; (c) any uninsured or partially uninsured loss through fire, theft or liability damage having a material affect on the conduct of the Business; or (d) any termination or cancellation of any insurance policy which TCBY maintains;

          2.2.18 The preparation and delivery to TCBY of current monthly and quarterly financial statements (prepared according to GAAP) reflecting the results of the operations of the Business for such periods and other statements and reports as required under the Senior Loan Documents;

          2.2.19 Promptly after the end of its fiscal year, the engagement of the performance of an audit of TCBY's books and records reflecting its operations, by a certified public accounting firm selected by the Board (the "Auditors");

          2.2.20 Except as provided in Section 2.3.2 below, the initiation (deemed necessary by Mrs. Fields), defense, management or compromise by Mrs. Fields of any third party legal actions or proceedings against Mrs. Fields or TCBY asserted or arising in the day to day conduct of the Business or arising in connection with Mrs. Fields' performance of the Services; provided that aggregate legal expenses (including without limitation, settlements, judgments, damages, attorneys' fees and court costs) in excess of $400,000.00 per year shall not constitute SG&A Expenses and

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                  shall be paid directly or promptly reimbursed by TCBY to Mrs.
                  Fields;

          2.2.21 Except as provided in Section 2.3.3 below, the preparation and filing of tax returns required by any federal, state or local governmental entity, and the payment from TCBY's funds, but not from any management or other fee payable to Mrs. Fields, of any tax (both real and personal), assessment, penalty or interest due in connection therewith owed by or relating to TCBY, except such as TCBY or Mrs. Fields may in good faith decide to contest or as to which a bona fide dispute may arise; provided that any such payments made pursuant to this
                  Section 2.2.21 shall not constitute SG&A Expenses for purposes of this Agreement;

          2.2.22 At the request of the Board, the engagement of outside quality assurance services upon such terms and conditions as Mrs. Fields and the Board shall mutually agree and as shall be provided for in a separate line item in the relevant Annual Plan or amendment thereto; provided that the expenses incurred by Mrs. Fields in connection therewith shall not constitute SG&A Expenses for purposes of this Agreement, and shall be directly paid by TCBY or promptly reimbursed to Mrs. Fields by TCBY;

          2.2.23 The preparation of any disclosure or other documents for filing with Securities and Exchange Commission or other governmen tal body or for use in connection with the sale or offering for sale of any securities of TCBY or its subsidiary or affiliated entities; provided that the expenses incurred by Mrs. Fields in connection therewith shall not constitute SG&A Expenses payable from the management or other fees payable by Mrs. Fields and shall be directly paid by TCBY or promptly reimbursed to Mrs. Fields by TCBY;

          2.2.24 Subject to the approval of the Board and as shall be provided for in a separate line item in the relevant Annual Plan or amendment thereto, the retention for and on behalf of TCBY, and at TCBY's sole cost and expense and not constituting SG&A Expenses, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as Mrs.

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                  Fields deems necessary or advisable in connection with the management and operations of TCBY. Notwithstanding anything contained herein to the contrary, Mrs. Fields shall have the right to cause any such services to be rendered by its employ ees or affiliates or by outside professionals or consultants employed by Mrs. Fields for services to Mrs. Fields. To the extent as shall have been provided for in the relevant Annual Plan or approved in writing by Wells Fargo Bank, N.A. as agent for and on behalf of the Senior Lenders, TCBY shall directly pay or promptly reimburse Mrs. Fields or its affiliates performing such services for the cost thereof; provided that, in the case of services provided by employees or affiliates of Mrs. Fields, such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arms-length basis;

          2.2.25 The provision of any substantial services in connection with the sale of all or substantially all of the assets of TCBY or any subsidiary thereof (other than Americana), or the merger, consolidation, or other corporate reorganization of TCBY or any subsidiary thereof (other than Americana); provided that the third party expenses incurred by Mrs. Fields in connection therewith shall not constitute SG&A Expenses for purposes of this Agreement and shall be directly paid by TCBY or promptly reimbursed to Mrs. Fields by TCBY;

          2.2.26 The provision of services in connection with the relocation of the TCBY management function from Little Rock, Arkansas to Salt Lake City, Utah and the termination and/or subleasing of the office and computer leases and utilities contracts relating to the Little Rock headquarters;

          2.2.27 The provision of advisory services in connection with the Acquisition Transactions and the Americana Sale provided for in Sections 5.2 and 5.5, respectively; and

          2.2.28 Such other services as are reasonably necessary for the effective management of the Business and related to any of the foregoing

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                  Services or such other services relating to the Business as are reasonably requested in writing by the Board; provided, that (x) Mrs. Fields shall not be required to perform such services if, in the sole judgment of Mrs. Fields, it would materially increase the cost to Mrs. Fields of providing the Services and (y) in any case in which Mrs. Fields would receive additional payment for providing such services, such services shall have been provided for in a separate line item in the relevant Annual Plan or amend ment thereto.

     2.3  Excluded Services and Activities.  Unless otherwise agreed to in
          --------------------------------
          writing by the Parties, the Services shall not include any of the following services by Mrs. Fields or its subsidiary or affiliated entities, officers, directors, employees, contractors or agents (collectively, the "Excluded Services"):

          2.3.1 The guaranteeing, or becoming liable in any way as a surety, endorser or accommodation party or otherwise for, or pledging or granting any security interest covering any of the assets of Mrs. Fields or its subsidiary or affiliated entities in connection with, any debts or obligations of TCBY;

          2.3.2 The initiation, defense, management or compromise of any legal action or proceeding against TCBY (A) reasonably deemed by Mrs. Fields in its sole judgment not to arise out of the day-to-day conduct of the Business, including without limitation any action or proceeding arising out of or relating to the Acquisition Transactions or for which TCBY asserts or is entitled to assert indemnification rights in connection with the Acquisition Transactions, or (B) which occurred (whether known or un known) prior to the Effective Date; and

          2.3.3 The preparation and filing of tax returns required by any federal, state or local governmental entity, or the payment of any tax, penalty or interest due in connection therewith.

     2.4  Performance by Mrs. Fields.
          --------------------------

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          2.4.1   The Services shall be performed or arranged by the officers, employees, agents and contractors of Mrs. Fields as determined by Mrs. Fields in its sole discretion.

          2.4.2 Mrs. Fields shall use its reasonable efforts, skill and judgment in the performance of the Services. Mrs. Fields shall perform or cause the Services to be performed in material compliance with applicable laws, rules and regulations, including without limitation those pertaining to labor, employment and franchising, and in accordance with the applicable Senior Loan Documents.

          2.4.3 In providing the Services, Mrs. Fields shall have a duty to act, and to cause its agents to act, in a reasonably prudent manner, but neither Mrs. Fields nor any director, officer, employee, or agent of Mrs. Fields shall be liable to any other Party for any error in judgment or mistake of law or for any loss incurred in connection with the matters to which this Agreement relates, except that Mrs. Fields shall be responsible for a loss resulting from malfeasance, bad faith or gross negligence on the part of Mrs. Fields or its directors, officers, employees or agents.

          2.4.4 The relationship created between Mrs. Fields and the other Parties pursuant to this Agreement shall be solely that of independent contractors, and neither the execution nor perfor mance of this Agreement shall create any partnership or joint venture relationship between Mrs. Fields and the other Parties.

     2.5  Joint Purchasing. The Parties acknowledge that (A) in connection with
          ----------------
          their respective business operations each of them purchases ingredients, goods, supplies, commodities, materials, and services (collectively "Ingredients, Supplies and Services") that may be of a similar type or nature or that may be purchased from the same vendor or supplier, and (B) quantity or volume savings may be received by the Parties if they jointly purchase such Ingredients, Supplies and Services. In order to obtain such savings, Mrs. Fields from time to time may enter into arrangements for the joint purchase of Ingredients, Supplies and Services; provided, that, in connection with any such joint purchase, each of TCBY and Mrs. Fields shall be solely responsible for payment for the Ingredients, Supplies and Services to be purchased by it. As to

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          all purchases of Ingredients, Supplies and Services, Mrs. Fields is
          authorized by TCBY and the Board to act as an agent for and on behalf of TCBY. Nothing contained in this Agreement shall require the joint purchase of Ingredients, Supplies and Services by or on behalf of any of the Parties.


          2.5.1   Allocation of Cost Savings. If Mrs. Fields jointly purchases
                  --------------------------
                  any Ingredients, Supplies and Services, any Cost Savings received by Mrs. Fields or TCBY relating to the Ingredients, Supplies and Services shall be divided and shared equally with the other Party. Any Cost Savings received by a Party on a basis other than on a per unit basis as a result of the Parties' joint purchasing of Ingredients, Supplies and Services shall nevertheless be divided and shared equally by them to the extent reasonably practicable as determined by Mrs. Fields. The following examples are included to illustrate the intention of the Parties respecting the allocation of Cost
                  Savings:

                  (x) Assume that as a result of a joint purchase arrangement TCBY's per unit cost of a particular commodity is reduced by $.10. The Cost Savings to TCBY would be $.10, of which Mrs. Fields would receive $.05 for each unit of the commodity purchased by or on behalf of TCBY pursuant to the joint purchase arrangement.

                  (y) Assume that as a result of a joint purchase arrangement, TCBY's per unit cost of a particular commodity is reduced by $.10, and Mrs. Fields per unit cost of the commodity is reduced by $.04. The Cost Savings to TCBY would be $.10, of which Mrs. Fields would receive $.05 for each unit of the commodity purchased by or on behalf of TCBY pursuant to the joint purchase arrangement. The Cost Savings to Mrs. Fields would be $.04, of which TCBY would receive $.02 for each unit of the commodity purchased by Mrs. Fields pursuant to the joint purchase arrangement.

                  (z) Assume that, Mrs. Fields purchases supplies for or on behalf of TCBY under an existing supply agreement between Mrs.

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                  Fields and a third party vendor resulting in a $1.00 reduction in TCBY's per unit cost for the supplies. The Cost Savings would be $1.00, which would be allocated equally between TCBY and Mrs. Fields.

          2.5.2   Product Manufacturing Cost Savings.  If Mrs. Fields is able
                  ----------------------------------
                  through efficiencies to reduce the tolling charge which is presently incurred in the manufacturing of TCBY's products, then the tolling reduction shall be allocated as follows (i) the first $0.11 per gallon of the tolling reduction shall be entirely for TCBY's benefit; (ii) the next $0.11 per gallon of the tolling reduction shall be entirely for Mrs. Fields' benefit; and (iii) any further tolling reduction shall be divided and shared equally with each Party. For purposes of the foregoing, the "tolling charge" means the markup that is charged by a manufacturer as its profit.

     2.6  Service as Officers and Directors.
          ---------------------------------

          2.6.1 Directors, officers, employees and agents of Mrs. Fields, as may be selected from time to time by Mrs. Fields, may be appointed by TCBY and serve as directors, officers, agents, nominees and signatories of TCBY or any subsidiary thereof, to the extent permitted by the articles and bylaws of TCBY (and resolutions duly adopted by the Board pursuant thereto), this Agreement, applicable law and the Senior Debt Documents and such terms and conditions as Mrs. Fields may reasonably impose in connec tion with such service or appointment where any such person may serve concurrently as an officer or director of Mrs. Fields and TCBY (or any subsidiary thereof); provided, that TCBY shall not be required to make cash payments to such individuals for so serving.

          2.6.2 Any individual serving as a director, officer, agent, nominee or signatory of TCBY pursuant to Section 2.6.1 shall be entitled to indemnification from TCBY to the maximum extent provided by the certificate of incorporation and by-laws of TCBY (and resolutions duly adopted by the Board pursuant thereto).

     2.7  Bank Accounts.
          -------------

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

          2.7.1   Establishment and Use.  At the direction of the Board, on or
                   ---------------------
                  before the Effective Date, Mrs. Fields shall establish and maintain one or more bank accounts in the name of TCBY and any subsidiary thereof, and may collect and deposit funds into any such account, and disburse funds from such accounts (including, without limitation, for reimbursement of payments to which Mrs. Fields is entitled) subject to the terms and conditions of this Agreement and such additional terms and conditions as the Board may establish consistent with this Agreement. Mrs. Fields shall from time to time render appropriate accountings of such collections and payments to the Board and, upon request of the Board, to the Auditors.

          2.7.2   Fees and Expenses.  From the TCBY bank accounts established
                  -----------------
                  pursuant to Section 2.7, Mrs. Fields shall be entitled to disburse as and when due the Management Fee, the Acquisition Advisory Fee, the Americana Advisory Fee and expenses reimbursable to Mrs. Fields in accordance with Section 5 or as otherwise provided in this Agreement.

3.   Term.  Unless terminated sooner in accordance with Section 8, the term of
     ----
     this Agreement shall commence on the Effective Date and shall run until December 31, 2005 (the "Initial Period"). Thereafter, unless terminated sooner in accordance with Section 8, this Agreement shall be automatically renewed for successive one (1) year periods unless TCBY or Mrs. Fields provides the other with no less than twelve (12) months' written notice prior to the end of the Initial Period, or no less than six (6) months' written notice prior to the end of any such renewal period, that it will not renew this Agreement.

4.   Annual Plan.
     -----------

     4.1  Fiscal Year.  The Parties acknowledge that, as of the Effective Date,
          -----------
          TCBY has or will have a 52/53-week year ending near December 31 (to correspond with Mrs. Fields' year end).

     4.2  Preparation.  For each of TCBY's partial or full fiscal years during
          -----------
          the term of this Agreement, Mrs. Fields shall prepare and transmit to the Board for its approval the following proposed budgets and plans

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          (collectively, the "Annual Plan") for the Business within 30 days prior to the end of each fiscal year:

          4.2.1 Mrs. Fields' proposed operating, capital expenditure, marketing and management plans for the Business for the ensuing fiscal year, including a store matrix reflecting the projected number of stores and other operations to be operated, managed, opened, closed, acquired or disposed of by or on behalf of TCBY or any subsidiary thereof, and the respective capital and SG&A Expenses projected in connection with each such store or operation during the ensuing fiscal year (the "Store Matrix");

          4.2.2   Estimated capital expenditures for the ensuing fiscal year;
                  and

          4.2.3 A projected set of financial information for the ensuing fiscal year, including the following:

                  4.2.3.1    Management Fee for the ensuing fiscal year;

                  4.2.3.2    SG&A Expenses for the ensuing fiscal year;

                  4.2.3.3 Earnings before interest, taxes, depreciation and amortization for the ensuing fiscal year;

                  4.2.3.4    Net income for the ensuing fiscal year;

                  4.2.3.5    Cash flows for the ensuing fiscal year; and

                  4.2.3.6 Balance sheet as of the end of the ensuing fiscal year.

     4.3  Approval.  The Board shall either approve or deny the Annual Plan
          --------
          within thirty (30) days following its receipt. If the Board shall approve the Annual Plan, it shall promptly be submitted to the Senior Lenders for their approval, which approval (x) shall be in writing from Wells Fargo Bank, N.A. as agent for and on behalf of the Senior Lenders and (y) may not be unreasonably withheld or delayed. Should the Board or the Senior Lenders deny approval of the Annual Plan, Mrs. Fields and the Board shall cooperate with each other in formulating a mutually acceptable Annual Plan as quickly as possible. If, notwithstanding the foregoing procedures, on the first day of any TCBY fiscal year, no Annual Plan has been approved by the Board and the Senior Lenders for such year, then the Annual Plan adopted for the fiscal year immediately preceding the fiscal year for which such Annual Plan is proposed by Mrs. Fields, adjusted (without duplication) to reflect increases or decreases resulting from the following events (together with appropriate adjustments if such prior fiscal period was a partial fiscal year), shall govern until such time as the Board and the Senior Lenders approve a new Annual Plan:

          4.3.1 increases in the Management Fee in an amount equal to 80% of the percentage increase for the prior year in the Consumer Price Index multiplied by the Management Fee reflected in the Annual Plan for the prior fiscal year;


          4.3.2 increases or decreases in the Management Fee from (A) any fundamental changes in the SG&A Expenses or the Business, (B) changes in the Store Matrix, (C) changes in the operating assets (including without the limitation the sale or disposal thereof) or (D) other events or changes not contemplated at the time of the preparation of the Annual Plan for such prior fiscal year;

          4.3.3   decreases in estimated revenues; and

          4.3.4 the anticipated incidence of costs during such year for any legal, accounting and other professional fees or disbursements in connection with events or changes not contemplated at the time of preparation of the Annual Plan for the prior year.

     4.4  Implementation; Adjustment.  Upon approval of the Annual Plan (or, if
          --------------------------
          the Annual Plan is not so approved by the Board and the Senior Lenders, upon the implementation of the Annual Plan established pursuant to Section 4.3 above), such Annual Plan shall become TCBY's Annual Plan for the next succeeding fiscal year and Mrs. Fields shall take such steps as are necessary or appropriate to implement the Annual Plan. Subject to the following procedures and requirements, the Annual Plan shall be updated and revised by Mrs. Fields from time to time during the period covered thereby to reflect variables and events not foreseeable at the time of preparation of the Annual Plan and not reasonably within Mrs. Fields' control:

          4.4.1 Mrs. Fields shall provide written notice to TCBY of any proposed changes in the Annual Plan, including without limita tion, any changes in or arising from any of the matters in the Annual Plan described in Sections 4.2.1 through 4.2.3 above;

          4.4.2 The Board shall promptly notify Mrs. Fields of the Board's approval or disapproval of such changes proposed by Mrs. Fields, in reasonable detail, including any conditions of approval or reasons for disapproval;

          4.4.3 Mrs. Fields and the Board shall act promptly and in good faith to reach mutual agreement concerning such proposed changes, whereupon they shall approve in writing all such changes as modifications of such Annual Plan; and

          4.4.4 Such changes shall be subject to the written approval of Wells Fargo Bank, N.A. as agent for and on behalf of the Senior Lenders, which approval may not be unreasonably withheld.

     4.5  Compliance With Plan.  Mrs. Fields shall comply in all material
          --------------------
          respects with the applicable Annual Plan, provided however that notwithstanding the foregoing Mrs. Fields shall be entitled to make expenditures not authorized under the then applicable Annual Plan in case of emergencies or any unexpected casualties, or in order to comply with any applicable legal or insurance requirements, all of which shall constitute adjustments to the applicable Annual Plan.

     4.6  Annual Plan For Fiscal Year 2000.  The Annual Plan for the fiscal year
          --------------------------------
          commencing on the Effective Date and ending on December 31, 2000, is attached hereto as Exhibit A and by reference made a part hereof (the "First Annual Plan"). TCBY hereby approves, and represents and warrants to Mrs. Fields that the Board has approved, the First Annual Plan.

5.   Compensation.  For services (including the Services to be provided
     ------------
     hereunder), TCBY shall pay to Mrs. Fields  fees determined as follows:

     5.1  Acquisition Advisory Services.  For services rendered in connection
          -----------------------------
          with the Acquisition Transactions, TCBY shall

          5.1.1 pay to Mrs. Fields an advisory fee (the "Acquisition Advisory Fee") in the amount of $250,000, such fee to be payable on or before the Effective Date; and

          5.1.2 reimburse Mrs. Fields for $50,000 of the out-of-pocket costs and expenses incurred by Mrs. Fields in connection with its perfor mance of such services with respect to the Acquisition Transac tions, such costs and expenses to be reimbursed at the Effective Date.

     5.2  Management Fee During Period Covered By First Annual Plan.  For the
          ---------------------------------------------------------
          partial year covered by the First Annual Plan (the Effective Date through December 31, 2000), Mrs. Fields, as compensation for Services rendered during such period, shall receive a Management Fee calculated on a pro rated basis for such period based on a Management Fee of $12.4 million for a full year, subject to adjustment in accordance with this Agreement. In addition to such Management Fee, the Board shall cause TCBY to pay directly or promptly reimburse Mrs. Fields for capital and other expenditures for which reimbursement or payment (as the case may be) is required by this Agreement, including without limitation all items that are excluded from SGA Expenses in the definition thereof.

     5.3  Management Fee and Reimbursements For Subsequent Periods.  For each
          --------------------------------------------------------
          fiscal year after the partial fiscal year covered by the First Annual Plan, Mrs. Fields, as compensation for Services rendered during each such subsequent period, shall receive a Management Fee from TCBY in the amounts set forth in the Annual Plan applicable to each such respective period, subject to adjustment in accordance with this Agreement. In addition to such Management Fee, TCBY shall pay directly or promptly reimburse Mrs. Fields for capital and other expenditures for which reimbursement or payment (as the case may be) is required by this Agreement, including without limitation all items that are excluded from SGA Expenses in the definition thereof.

     5.4  Payment of Management Fees.  Except as otherwise set forth in the
          --------------------------
          applicable Annual Plan:

          5.4.1 The Management Fees required under Section 5.2 or 5.3 shall be paid in advance on a semi monthly basis to Mrs. Fields no later than the 3rd day and the 18th day of each month.

          5.4.2 Each such semi monthly payment of Management Fees shall be an amount equal to 1/24th (or proportionately for any partial fiscal year) of the annual Management Fee for the applicable period determined in accordance with this Section 5 and the applicable Annual Plan, adjusted as required by this Agreement.

     5.5  Americana Sale Advisory Fee.  For services rendered and to be rendered
          ---------------------------
          to TCBY in connection with the planned sale of the stock or assets of Americana (the "Americana Sale"), in the event that the Americana Sale occurs, Holding agrees to promptly pay to Mrs. Fields a transaction advisory fee (the "Americana Sale Advisory Fee") of $1.5 million; provided, that if, at the time payment of the Americana Sale Advisory Fee is required, Holding shall have insufficient cash remaining available to it from the proceeds of the Americana Sale after the payment of the Americana Mortgage, the portion of the Americana Sale Advisory Fee that can then be so paid shall be paid and the balance shall be paid only at such time as Holding shall have cash available to it to make such payment. Until such time as the Senior Debt shall be retired, the Americana Sale Advisory Fee is a non-recourse obligation of Holding other than to the proceeds of the Americana Sale and the failure by Holding to pay it when due shall not give Mrs. Fields the right to collect (by set off or otherwise) or otherwise proceed against TCBY, or to terminate this Agreement, until such time as the Senior Debt shall have been retired.

6.   Actions Requiring Consent.
     -------------------------

     6.1  Consent of Board.  The  following actions shall not occur without
          ----------------
          prior notice to Mrs. Fields or without the prior consent of the Board:

          6.1.1 TCBY or any subsidiary thereof obtaining or permitting to exist, any loan, advance, or other borrowing, whether secured or unsecured or in the ordinary course of business, other than intercompany borrowings permitted under the Senior Loan Documents;

          6.1.2 TCBY or any subsidiary thereof creating any security interest or lien against itself or any of its assets to secure a borrowing;

          6.1.3 The issuance or sale of any security of TCBY or any subsidiary thereof, including, without limitation, any share of TCBY or warrant, bond, note, debenture, or other instrument convertible into any of the foregoing;

          6.1.4 The sale or transfer of any of the assets of TCBY that would materially affect the Business or its operations;


          6.1.5 TCBY or any subsidiary thereof guaranteeing or becoming liable in any way as a surety, endorser, or accommodation endorser or other-wise for debts or obligations of any other person or entity, other than in the ordinary course of business;

          6.1.6 The commencement of voluntary bankruptcy or insolvency proceedings by TCBY or any subsidiary thereof; or

          6.1.7 The dissolution, liquidation, cessation of business, or winding up of TCBY or any subsidiary thereof.

     6.2  Notice to Mrs. Fields.  The Board will not permit or cause TCBY to
          ---------------------
          take any action that during any full or partial fiscal year will increase the SG&A Expenses applicable to Mrs. Fields without prior notice to Mrs. Fields.

7.   Principal Office.  No later than 180 days after the Effective Date, the
     ----------------
     principal office of TCBY shall be relocated to the location of the principal office of Mrs. Fields, which is currently situated at 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah, 84121-7050, and the present office of TCBY in Little Rock, Arkansas shall be closed. Thereafter, during the term of this Agreement, the principal office shall be maintained at the location of the principal office of Mrs. Fields.

8.   Termination.  This Agreement may be terminated by the Parties only upon the
     -----------
     occurrence of any of the following events:

     8.1 By TCBY in the event of (A) a material breach of the Agreement by Mrs. Fields which is not cured by Mrs. Fields within sixty (60) days after written notice thereof from the Board (with a copy to the Senior Lenders) and (B) and thereafter a vote of the Board to terminate the Agreement;

     8.2 By Mrs. Fields, in the event TCBY shall fail to make any payments or reimbursements to Mrs. Fields as required by this Agreement within sixty (60) days following their due date for Management Fee payments or Mrs. Fields' written demand therefor for reimbursements; or

     8.3  By the express written agreement of the Parties.

     8.4  Rights Upon Termination.  In the event of a termination of this
          -----------------------
          Agreement pursuant to Section 8.1, Mrs. Fields shall bear all expenses incurred by Mrs. Fields in connection with the severance of any persons employed by it to render the Services (the "Severance Expenses"). In the event of a termination of this Agreement pursuant to Section 8.2, TCBY shall be liable for and pay the Severance Expenses to Mrs. Fields within 10 days of any such termination. Upon termination of this Agreement, Mrs. Fields shall provide to TCBY all of the documentation, materials, and records (in whatever form the foregoing may exist) it possesses relating to TCBY, and shall otherwise act in good faith to allow for the continued, uninterrupted operation of TCBY.

9.   Dispute Resolution.
     ------------------

     9.1  Initial Dispute Resolution.  If a dispute arises out of or relates to
          --------------------------
          this Agreement or its breach, the Parties shall endeavor to settle the dispute first through direct discussions. If the dispute cannot be settled through direct discussions, and if both Parties agree, the Parties shall endeavor to settle the dispute by mediation with a third-party mediator before recourse to arbitration. The location of the mediation shall be Salt Lake City, Utah.

     9.2  Arbitration.  Any controversy or claim arising out of or relating to
          -----------
          this Agreement or its breach not resolved by mediation, except for claims which have been waived by the making or acceptance of final payment, shall be decided by binding arbitration in accordance with the applicable rules of the American Arbitration Association then in effect unless the Parties mutually agree otherwise. Any such arbitration shall be held in Salt Lake City, Utah. Judgment on the award or decision rendered in arbitration may be entered in any court having jurisdiction thereof.

     9.3  Work Continuance and Payment.  Unless otherwise agreed by the Parties
          ----------------------------
          in writing, Mrs. Fields shall continue to provide the Services covered hereby during any mediation or arbitration proceedings provided that it continues to receive the payments and reimbursements required under this Agreement.

10.  Indemnification.  Systems shall indemnify and hold Mrs. Fields (including
     ---------------
     its directors, officers, employees and agents (together with Mrs. Fields the "Indemnified Parties"), whether acting in such capacity on behalf of Mrs. Fields or TCBY or both) harmless from and against any and all losses, liabilities, claims, damages, costs, and expenses (including reasonable attorneys' fees and other expenses of litigation) to which the Indemnified Parties may become subject arising out of the Services provided under this Agreement, provided that such agreement by Systems shall not protect the Indemnified Parties against any liability of which the Indemnified Parties would otherwise be subject by reason of malfeasance, bad faith or gross negligence.

11.  General Provisions.
     ------------------

     11.1 Assignment.  The obligations of Mrs. Fields under this Agreement are
          ----------
          personal to Mrs. Fields, and TCBY is entering into this Agreement in reliance upon Mrs. Fields' expertise and knowledge in performing Mrs. Fields' obligations hereunder. For the foregoing reasons, Mrs. Fields shall not voluntarily or involuntarily, directly or indirectly, sell, assign, hypothecate, pledge or otherwise transfer or dispose of all or any portion of its interest in this Agreement to any third party without the prior written consent of TCBY; provided, however, Mrs.
                                                     --------  -------
          Fields may assign this Agreement to any of its wholly-owned subsidiaries having the expertise and resources necessary to perform the Mrs. Fields' duties hereunder.

     11.2 Amendment.  This Agreement may be amended from time to time only by a
          ---------
          writing executed by Mrs. Fields and TCBY (subject to the prior written approval of the Board).

     11.3 Notices.  All notices, requests, demands, and other communications
          -------
          hereunder by which either party is to be legally bound shall be in writing and shall be given (i) by Federal Express (or other established express delivery service which maintains delivery records), (ii) by hand delivery, (iii) or by facsimile transmission, to the Parties at their last known addresses. Notices shall be deemed effective upon dispatch.

     11.4 Costs and Attorneys' Fees.  In the event either party commences an
          -------------------------
          arbitral or legal proceeding or mediation to enforce any of the terms of this Agreement, the prevailing party in such action shall have the right to recover reasonable attorneys' fees and costs from the other party, to be fixed by the arbitral panel in the same action.

     11.5 Entire Agreement.  This Agreement constitutes the entire agreement
          ----------------
          between the Parties with respect to the subject matter hereof, and supersedes all prior agreements and negotiations between the Parties with respect thereto.

     11.6 Governing Law.  This Agreement shall be enforced, governed by and
          -------------
          construed in accordance with the laws of the State of New York without application of choice of law principles.

     11.7 No Waiver.  No failure or delay of a party in the exercise of any
          ---------
          right given to such party hereunder or by law shall constitute a waiver thereof, nor shall any single or partial exercise of any such right preclude the other or further exercise thereof or any other right. The waiver by a party of any breach of any provision shall not be deemed to be a waiver of any subsequent breach thereof, or of any breach of any other provision hereof.

     11.8 Additional Documents.  Each party shall, whenever and as often as
          --------------------
          reasonably requested by the other party, execute or cause to be executed all such instruments or agreements as may be reasonably necessary in order to carry out the purpose of this Agreement, and each party shall do all other acts reasonably necessary or requested by the other party to carry out the intent and purpose of this Agreement.

     11.9 Ownership of Documents.  All documents related to TCBY shall be and
          ----------------------
          remain the sole and exclusive property of TCBY, and Mrs. Fields shall acquire no rights in or to such documents.

    11.10 Rights of Senior Lenders.  The Parties acknowledge and agree that
          ------------------------
          the Senior Lenders have financed the Acquisition Transactions in reliance upon the undertakings set forth in this Agreement, and further agree as follows:

          11.10.1  No termination of this Agreement shall occur under Section
                   8.2 unless the Senior Lenders shall have been given at least 15 days' prior written notice;

          11.10.2 The Senior Lenders shall be entitled (but shall have no obligation) to cure any payment default by TCBY hereunder within the cure period provided for in Section 8.2;

          11.10.3  No termination of this Agreement shall occur under Section
                   8.3 without the written consent of Wells Fargo Bank, N.A. as agent for and on behalf of the Senior Lenders; and

          11.10.4 This Agreement shall not be amended or modified, or any right of TCBY waived, without the written consent of Wells Fargo Bank, N.A. as agent for and on behalf of the Senior Lenders.

    Notwithstanding the foregoing, the Senior Lenders shall have no obligations hereunder nor shall any term or provision hereof be deemed to impair or modify any rights of the Senior Lenders under any Senior Loan Documents.

    11.11 No Third Party Beneficiary.  Nothing set forth in this Agreement is
          --------------------------
          intended to create in or confer upon any person, firm or entity not a party to this Agreement any rights under this Agreement, other than the Senior Lenders.

    11.12 No Setoff Rights for Franchise Payments.  Notwithstanding anything in
          ---------------------------------------
          the Agreement to the contrary, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mrs. Fields hereby waives any right Mrs. Fields may have to set off or otherwise apply any amount payable to TCBY on account of any franchise relationship between Mrs. Fields and its subsidiaries, as franchisees, and TCBY, as franchisors, against any amount payable by TCBY to Mrs. Fields in accordance with the terms and conditions of this Agreement.

    11.13 Miscellaneous.  The terms, covenants, conditions, and benefits
          -------------
          contained herein shall be binding upon and inure to the benefit of the successors, transferees and permitted assigns of the Parties. Time is expressly made of the essence of each and every provision of this Agreement. This Agreement shall be interpreted and construed only by the contents hereof, and there shall be no presumption or standard of construction in favor of or against either party. The individuals executing this Agree ment represent and warrant that they have the power and authority to do so, and to bind the entities for whom they are executing this Agreement. If any term or provision of this Agreement or the application of it to any person or circumstance shall to any extent be held by a court to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the extent permitted by law.

    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                    MRS. FIELDS' ORIGINAL COOKIES, INC.

                    By:       /s/ LARRY HODGES
                              ------------------------------------
                    Name:     Larry Hodges
                              ------------------------------------
                    Title:    President and CEO
                              ------------------------------------

                    TCBY HOLDING COMPANY, INC.

                    By:       /s/ MICHAEL WARD
                              -----------------------------------------
                    Name:     Michael Ward
                              -----------------------------------------
                    Title:    Vice President
                              -----------------------------------------


                    TCBY SYSTEMS, LLC

                    By:       /s/ MICHAEL WARD
                              -----------------------------------------
                    Name:     Michael Ward
                              -----------------------------------------
                    Title:    Vice President
                              -----------------------------------------